EXHIBIT 99.1

Corixa Corporation announces stockholder approval of merger with GlaxoSmithKline

SEATTLE, July 12, 2005 – Corixa Corporation (NASDAQ: CRXA) today announced that its stockholders have adopted the merger agreement pursuant to which Corixa will be merged with and into a wholly owned subsidiary of SmithKline Beecham Corporation (d/b/a/ GlaxoSmithKline) and Corixa stockholders will receive $4.40 in cash for each share of common stock, $517.65 in cash for each share of Series A Preferred Stock and $172.01 for each share of Series B Preferred Stock. On April 29, 2005, Corixa and GlaxoSmithKline announced the signing of the merger agreement.

Adoption of the merger agreement by Corixa’s stockholders satisfies one of the conditions to the completion of the transaction. Corixa anticipates that the merger will occur later today, subject to the satisfaction or waiver of all other closing conditions to the merger. About Corixa and Forward Looking Statements Corixa is a biopharmaceutical company developing vaccine adjuvants and immunology based products that manage human diseases. Corixa’s products are currently in multiple clinical development programs, including several that have advanced to and through late stage clinical trials. The company partners with numerous developers and marketers of pharmaceuticals, targeting products that are Powered by Corixa™ technology with the goal of making its potential products available to patients around the world. Corixa was founded in 1994 and is headquartered in Seattle, with additional operations in Hamilton, Montana. For more information, please visit Corixa's Web site at www.corixa.com.

This press release contains forward-looking statements, including statements regarding the outcome and expected completion date of the proposed transaction between Corixa and GlaxoSmithKline. Forward-looking statements are based on the opinions and estimates of management at the time the statements are made. They are subject to certain risks and uncertainties that could cause actual results to differ materially from any future results, performance or achievements expressed or implied by such statements. Factors that could affect Corixa's actual results include, but are not limited to, the risk that the acquisition by GSK does not close as a result of a failure to satisfy the closing conditions or otherwise and the "Factors Affecting Our Operating Results, Our Business and Our Stock Price," described in Corixa’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2005, copies of which are available from the company’s investor relations department. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release.